As filed with the Securities and Exchange Commission on April 5, 2005

Registration No. 333-91597

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE CRONOS GROUP

(Exact name of registrant as specified in its charter)

Luxembourg	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5, rue Guillaume Kroll
L-1882 Luxembourg
Telephone: 011 (352) 418 828 3961

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Dennis J. Tietz	Copy to:
Cronos Capital Corp.	James F. Fotenos, Esq.
One Front Street	Greene Radovsky Maloney & Share LLP
Suite 925	Four Embarcadero Center, Suite 4000
San Francisco, CA 94111	San Francisco, CA 94111
(415) 677-8990
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time, pursuant to Rule 415.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities issued in connection with dividend or reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

SIGNATURES

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 originally filed by The Cronos Group (the “Company”) with the Securities and Exchange Commission on November 24, 1999 and amended February 24, 2000 (File No. 333- 91597) (the “Registration Statement”) is being filed to deregister common shares of the Company whose issuance was previously registered pursuant to the Registration Statement and to update certain information with regard to the Selling Shareholders (as defined in the Registration Statement).

     The Registration Statement was filed to register (1) the issuance and resale of 100,000 common shares of the Company issuable upon the exercise of warrants issued to Fortis Bank (Nederland) N.V. (“Fortis”) (formerly known as MeesPierson N.V.) (such warrants, the “Fortis Warrants”), (2) the issuance and resale of 100,000 common shares of the Company issuable upon the exercise of warrants issued to First Union National Bank (“FUNB”) (such warrants, the “FUNB Warrants” and together with the Fortis Warrants, the “Warrants”), (3) the resale of 150,000 common shares of the Company issued to Fortis (the “Fortis Shares”), and (4) the resale of 150,000 common shares of the Company issued to FUNB (the “FUNB Shares” and together with the Fortis Shares, the “Shares”).

     Wachovia Capital Markets, LLC (“Wachovia”) subsequently acquired all of FUNB’s interest in the FUNB Warrants and the FUNB Shares.

     In connection with the restructuring of the funded indebtedness of Cronos Funding (Bermuda) Limited (“CFB”), described in the 8-K report filed by the Company on February 10, 2005, (1) FB Aviation and Intermodal Holding B.V. (“FB Aviation”), an affiliate of Fortis, acquired all of Wachovia’s interest in the FUNB Shares, and (2) the Warrants were cancelled. Therefore, the 200,000 common shares included in the Registration Statement in respect of the Warrants will not be issued or sold. The 300,000 Shares (150,000 of which are held by Fortis and 150,000 of which are held by FB Aviation) remain outstanding and continue to be registered for resale under the Registration Statement.

     Therefore, pursuant to the Company’s undertaking under Item 512 of Regulation S-K, the Company hereby (1) deregisters 200,000 common shares whose issuance and resale were registered in respect of the Warrants, and (2) updates the Registration Statement to reflect that the Selling Shareholders thereunder are Fortis and FB Aviation.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on April 5, 2005.

THE CRONOS GROUP
By:	/s/ Dennis J. Tietz
Dennis J. Tietz
Chief Executive Officer

[SIGNATURE PAGE FOLLOWS]

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     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis J. Tietz	Chief Executive Officer,	April 5, 2005

Dennis J. Tietz	Chairman of the Board

/s/ Peter J. Younger	President, Director	April 5, 2005

Peter J. Younger

/s/ Frank P. Vaughan	Chief Financial Officer	April 1, 2005

Frank P. Vaughan	(Principal Accounting Officer)

/s/ Maurice Taylor	Director	March 29, 2005

Maurice Taylor

/s/ Charles Tharp	Director	April 4, 2005

Charles Tharp

/s/ S. Nicholas Walker	Director	March 28, 2005

S. Nicholas Walker

/s/ Robert M. Melzer	Director	March 28, 2005

Robert M. Melzer

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